                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         IMPAC MORTGAGE HOLDINGS, INC.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

   Notes:

                         IMPAC MORTGAGE HOLDINGS, INC.

                                1401 DOVE STREET
                        NEWPORT BEACH, CALIFORNIA 92660

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 July 25, 2000
                             9:00 a.m. Pacific Time

   You are cordially invited to the Annual Meeting of Stockholders of IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation (the "Company"), to be held at the Company's principal executive offices located at 1401 Dove Street, sixth floor, Newport Beach, California 92660, on July 25, 2000, at 9:00 a.m. Pacific Time.

   The Annual Meeting of the Stockholders of the Company is being held for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year;

  2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2000; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only holders of Common Stock of record at the close of business on April 28, 2000, will be entitled to vote at the meeting.

   Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: June 5, 2000

                                          For the Board of Directors

                                          /s/ RONALD M. MORRISON

                                          Ronald M. Morrison, Secretary

              [LOGO OF IMPAC MORTAGE HOLDINGS, INC. APPEARS HERE]

                         IMPAC MORTGAGE HOLDINGS, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
                    JULY 25, 2000, AT 9:00 A.M. PACIFIC TIME

Voting

   This proxy statement is delivered to you by Impac Mortgage Holdings, Inc. (the "Company" or "IMH"), a Maryland corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on July 25, 2000 at 9:00 a.m. Pacific Time at the Company's principal executive offices, 1401 Dove Street, sixth floor, Newport Beach, California 92660 (the "Meeting"). The approximate mailing date for this proxy statement and the enclosed proxy is June 5, 2000. If a proxy in the accompanying form is duly executed and received, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the five nominees for director named herein and for the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2000. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting.

Solicitations

   The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

Annual Report

   The Company's Annual Report to Stockholders for the year ended December 31, 1999 is concurrently being provided to each stockholder.

Quorum

   Holders of Common Stock of record at the close of business on April 28, 2000 (the "Record Date") will be entitled to vote at the Meeting. There were 21,400,906 shares of Common Stock, $.01 par value per share, outstanding at that date. Holders of the Company's Series C Preferred Stock are not entitled to vote at the meeting. Each share of Common Stock is entitled to one vote and the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as the Company's independent auditors. For purposes of the vote on this matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company's Directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. The Company's Charter and Bylaws currently provide for a variable Board of Directors with a range of between three and 15 members. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors. The size of the Company's Board is currently set at six, however, there is a vacancy on the Board. The vacancy has not yet been filled. No proxy will be voted for more than five nominees for Director.

   Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Director Nominees

   The following table sets forth certain information with respect to the nominees for Directors of the Company.

           Name             Age                     Position
           ----             --- ------------------------------------------------
Joseph R. Tomkinson........  52 Chairman of the Board and Chief Executive
                                Officer of IMH, IFC and IWLG

William S. Ashmore.........  50 President, Chief Operating Officer and Director
                                of IMH and President and Director of IFC and
                                IWLG

James Walsh+(1)(2).........  50 Director

Frank P. Filipps+(1)(2)....  52 Director

Stephan R. Peers+(1)(2)....  46 Director

--------
 +  Unaffiliated Director

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

   Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Impac Funding Corporation ("IFC") and Impac Warehouse Lending Group, Inc. ("IWLG") since their formation. Mr. Tomkinson was Vice Chairman of the Board of IMH until April 1998. From February 1997 to May 1999, Mr. Tomkinson was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. ("ICH") and Impac Commercial Capital Corporation ("ICCC"), ICH's conduit operations. Mr. Tomkinson is currently a director of ICH (AMEX-ICH). In October 1997, Mr. Tomkinson became a director of BNC Mortgage, Inc. (Nasdaq-BNCM). Mr. Tomkinson served as President and Chief Operating Officer of Imperial Credit Industries, Inc. ("ICII") from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become ICII in 1992. From December 1991 to July 1999, Mr. Tomkinson was a director of ICII. Mr. Tomkinson brings 26 years of combined experience in real estate, real estate financing and mortgage banking to the Company.

   William S. Ashmore has been President and Chief Operating Officer of the Company since its formation, President of IFC since March 1997 (after being promoted from Executive Vice President) and a director since IFC's formation, and President and a director of IWLG since its formation. In July 1997, Mr. Ashmore became a Director of the Company. From February 1997 to May 1999, Mr. Ashmore was the President and Chief Operating Officer of ICH and Executive Vice President and director of ICCC. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore has over 25 years of combined experience in real estate, real estate financing and mortgage banking.

   James Walsh has been a Director of the Company since August 1995. In January 2000, Mr. Walsh became Managing Director of Sherwood Trading and Consulting, Co. From March 1996 to January 2000, Mr. Walsh was an Executive Vice President of Walsh Securities, Inc. where he directed mortgage loan production, sales and securitization. From February 1997 to May 1999, Mr. Walsh was a director of ICH. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services.

   Frank P. Filipps has been a Director of the Company since August 1995. Mr. Filipps has also been a director of ICH since February 1997. In June 1999, Mr. Filipps was elected Chairman & Chief Executive Officer of Radian Group, Inc. (NYSE-RDN) and its principal subsidiary, Radian Guaranty, Inc., (collectively, "Radian") which were formed through a merger of Amerin and CMAC Investment Corporation. Radian provides private mortgage insurance coverage on residential mortgage loans. From January 1995 to June 1999, Mr. Filipps served as Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company ("CMAC"). In 1995, Mr. Filipps was elected president and a director of CMAC Investment Corporation (NYSE-CMT), and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined CMAC in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994.

   Stephan R. Peers has been a Director of the Company since October 1995. From February 1997 to May 1999, Mr. Peers was a director of ICH. In March 2000, Mr. Peers joined Bear, Stearns & Co., Inc. as a Managing Director. From April 1993 to March 2000, Mr. Peers was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas and domestic companies. From January 1998 to June 1998, Mr. Peers was an executive at Aames Financial Corporation, a mortgage loan company. Mr. Peers served as a Managing Director of Resource Bancshares Corporation from August 1995 to October 1997. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions.

Executive Officers

   Set forth below is information regarding those persons who serve as executive officers of the Company, but who do not serve as directors of the
Company:

             Name              Age                     Position
             ----              --- ------------------------------------------------
Richard J. Johnson............  37 Executive Vice President and Chief Financial
                                   Officer of IMH, IFC and IWLG, and Director of
                                   IFC and IWLG

Ronald M. Morrison............  49 General Counsel and Secretary of IMH, IFC and
                                   IWLG

   Richard J. Johnson has been Executive Vice President (after being promoted from Senior Vice President in January 1998), and Chief Financial Officer of the Company, IWLG, and IFC since their formation (and Secretary until August 1998). In February 1996, Mr. Johnson was elected as a director of IWLG and IFC.
From February 1997 to May 1999, Mr. Johnson was the Executive Vice President and Chief Financial Officer of ICH and ICCC. From September 1992 to March 1995, Mr. Johnson was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, Mr. Johnson was Vice President and Controller of ICII. Mr. Johnson is a Certified Public Accountant.

   Ronald M. Morrison became General Counsel of the Company in July 1998. In July 1998, he was also elected Secretary of the Company and in August 1998 he was elected Secretary of IFC and IWLG. From August 1998 to May 1999, Mr. Morrison was also General Counsel and Secretary of ICH and ICCC. From 1978 until joining the Company, Mr. Morrison was a partner at the law firm of Morrison & Smith.

   There are no family relationships between any of the Directors or executive officers of the Company.

   All Directors are elected at each annual meeting of the Company's stockholders for a term of one year, and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors (the "Unaffiliated Directors"). The Company pays an annual director's fee of $20,000 and an additional $1,000 for each meeting attended by each Unaffiliated Director and reimburses such Unaffiliated Director's costs and expenses for attending such meetings.

Committees and Attendance at Board Meetings

   Twelve monthly meetings of the Board of Directors were held in 1999. Each Director attended all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

   The Audit Committee, established by the Board of Directors on November 1, 1995, reviews (i) the scope of auditing activities performed by the Company's independent accountants, (ii) the policies and procedures of the Company's asset and liability committee, (iii) the Company's investment securities policies and procedures, (iv) cash management procedures and controls and (v) policies and procedures of the Company's secondary marketing activities. The Audit Committee met once during 1999. The Compensation Committee was established by the Board of Directors on November 16, 1995. The Compensation Committee met once during 1999. The Board of Directors does not presently have a nominating committee.

                             EXECUTIVE COMPENSATION

   On November 20, 1995, Joseph R. Tomkinson, William S. Ashmore, and Richard
J. Johnson each entered into a five-year employment agreement with a base annual salary, subject to adjustment for inflation, plus bonuses described in footnotes (3) and (4), and, in the case of Messrs. Tomkinson and Ashmore, those additional bonuses described in footnote (5). In August 1997, these officers modified their employment agreements with IFC to also become officers of RAI Advisors, LLC ("RAI"), the former manager of ICH, and of ICH and ICCC. See "-- Employment Agreements." Until May 1999, ICH reimbursed RAI, which reimbursed IFC on a dollar-for-dollar basis (including the service charge referenced below), for the actual cost of providing the services of these officers to the Company based upon the compensation payable to them by IFC, plus a 15% service charge. Salary, other annual compensation and all other compensation were allocated to the Company at a rate of two-thirds and to ICH at a rate of one-third for services performed by the executive officers as part of the Submanagement Agreement (which was terminated in May 1999) among IMH, IFC and RAI. The following is the amount of compensation paid to Messrs. Tomkinson, Ashmore, Johnson and Morrison by the Company for the years ended December 31, 1999, 1998 and 1997 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                            Long-Term
                                                                          Compensation
                                          Annual Compensation                Awards
                                     ------------------------------------ -------------
                                                             Other Annual  Securities    All Other
                                     Salary    Bonus         Compensation  Underlying   Compensation
Name and Principal Position  Year    ($)(1)   ($)(4)            ($)(7)    Options(#)(8)    ($)(9)
---------------------------  ----    ------- ---------       ------------ ------------- ------------
Joseph R. Tomkinson......    1999    274,390   242,630(6)       19,073          --           942
 Chairman of the Board       1998    202,385 1,056,888(5)(6)    12,521       10,000          960
 and Chief Executive         1997    200,000 1,079,762(3)(6)    16,000       97,500          960
 Officer of IMH, IFC and
 IWLG

William S. Ashmore.......    1999    206,872    98,552(6)       11,705          --         1,615
 President and Chief         1998    153,723   753,858(5)(6)     6,921       10,000          838
 Operating Officer of        1997    150,000   769,676(3)(6)    10,400       60,000          580
 IMH; President of IFC
 and IWLG

Richard S. Johnson.......    1999    103,436       --           11,705          --           444
 Executive Vice President    1998     76,861   399,099(5)        6,921       10,000          204
 and Chief Financial         1997     75,000   395,135(3)       10,400       15,000          176
 Officer of IMH, IFC and
 IWLG

Ronald M. Morrison.......    1999(2) 183,046    16,175          12,169          --         1,058
 General Counsel and
 Secretary of IMH, IFC
 and IWLG

--------
(1) Total current base salaries are as follows: Joseph R. Tomkinson--$317,746; William S. Ashmore--$238,300; and Richard J. Johnson--$119,151. Until May 1999, the Company was allocated two-thirds for the salary, other annual compensation and all other compensation of these officers. See "Certain Relationships and Related Transactions--Arrangements with ICH."

(2) Mr. Morrison joined the Company in July 1998.

(3) During 1997, pursuant to an Amended and Restated Management Agreement dated January 31, 1997 with Imperial Credit Advisors, Inc. ("ICAI"), the Company's former manager, the Company paid 1/4 of the Company's 25% Incentive Payment (as defined therein) for distribution as bonuses and 25% of the per annum base management fee to participants in its executive bonus pool in amounts determined in the sole discretion of the Company's Chief Executive Officer. Such payment was made in lieu of payment of a like amount to ICAI under the Amended and Restated Management Agreement. The Amended and Restated Management Agreement was terminated on December 19, 1997.

(4) Includes a quarterly bonus equal to the aggregate dividend such person would have received from the Company on all shares of Common Stock underlying unexercised stock options held by such person which were outstanding on the date of payment of said bonus; provided, however, that quarterly bonuses were paid for each of the four quarters of 1997 since the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter after payment of all such quarterly bonuses equaled or exceeded fifteen percent (15%) (on an annualized basis) of $8.67 (after giving effect to the stock split in November 1997), and quarterly bonuses have been and will be paid for each calendar quarter thereafter, if the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter equals or exceeds such level as determined by a majority of the Unaffiliated Directors, which remained at fifteen percent (15%) for 1998 and 1999. Such persons will not be required to refund any portion of such bonuses previously earned regardless of the level of dividends in subsequent quarters. Mr. Morrison's bonus was not determined based on this formula. None of the Named Executive Officers received this bonus during 1999 as the criteria was not achieved.

(5) Includes the Incentive Compensation as described in "--Employment
    Agreements."

(6) Messrs. Tomkinson and Ashmore are each entitled to a performance bonus.

(7) Consists of a car allowance paid by the Company and contributions paid by the Company under the 401(k) plan. See "--401(k) Plan."

(8) Consists of shares underlying options granted under IMH's Stock Option Plan (as described below).

(9) For each person, consists of payments on group term-life insurance.

Option Grants, Exercises and Year-End Values

   No stock options were granted to the Named Executives Officers during the fiscal year ended December 31, 1999.

         Aggregated Option Exercises in 1999 and Year-End Option Values

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                     Options At Fiscal      In-the-Money Options at
                           Shares                     Year-End(#)(1)         Fiscal Year-End($)(2)
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Joseph R. Tomkinson.....      --          --       250,000         --           --           --
William S. Ashmore......      --          --       145,000         --           --           --
Richard J. Johnson......      --          --        62,500         --           --           --
Ronald M. Morrison......      --          --         8,384         --           --           --

--------
(1) For a description of the terms of such options, see "--Stock Option Plan."

(2) The value of unexercisable "in-the-money" option is based on a price per share of $4.125, which was the price of a share of Common Stock as quoted on the American Stock Exchange at the close of business on December 31, 1999, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

   On November 20, 1995, each of Messrs. Tomkinson, Ashmore and Johnson entered into a five-year employment agreement with IFC. In August 1997, in connection with the public offering of ICH, each officer's employment agreement was amended and restated to allow him or her to become an officer of RAI (and of ICH and ICCC). See "--Executive Compensation--Summary Compensation Table" for annual salary and bonus descriptions. Until May 1999, ICH reimbursed RAI, who reimbursed IFC, on a dollar for dollar basis, including a service charge (see "Certain Transactions and Related Transactions--Arrangements with ICH"), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge.

   Pursuant to the employment agreements, if the officer is terminated without cause (as defined therein) then the officer will receive (i) his or her base salary for a period of one year following the date of termination, (ii) any bonus or incentive compensation prorated through the date of termination; provided that if the bonus or incentive compensation is discretionary, then the officer will receive a payment at least equal to the last previous payment made to the officer, if any, for the previous year prorated to the date of termination, and (iii) any expense reimbursements. Each officer agreed that during the term of the employment agreement and for a period of one year from the date of termination he or she will not compete with the Company if the agreement is voluntarily terminated by the officer. Upon any merger, transfer of assets, dissolution, liquidation or consolidation, the surviving corporation or transferee is bound by such employment agreement, and the Company has agreed to take all action to ensure such.

   Effective as of January 1998 and in lieu of accepting 25% of the fee owed in connection with the termination of the Management Agreement between the Company and ICAI, Messrs. Tomkinson, Ashmore and Johnson amended each of their employment agreements so that if the Company's annualized Return on Equity (as defined therein) during any fiscal quarter is in excess of the ten year U.S. Treasury rate plus 200 basis points, each officer will receive an additional bonus of 4.0875%, 4.25%, and 3.0%, respectively, of such excess (the "Incentive Compensation"). 18% of each officer's Incentive Compensation will be deposited in a deferred compensation plan, one-third of which will be released one year from the quarter in which it is deposited plus the applicable accrued interest on such released amount at a rate of the Ten Year Average Yield (as defined therein) plus 200 basis points. 80% of the remainder of the Incentive Compensation will be paid to each officer in cash and 20% will be used by each officer to purchase shares of the Company's Common Stock pursuant to its Dividend Reinvestment and Stock Purchase Plan.

   Pursuant to an "at will" employment offer letter dated May 28, 1998, Ronald
M. Morrison was hired as General Counsel and Secretary of the Company with a base salary of $180,000 and an annual discretionary bonus of up to 20% of his base salary based upon performance and corporate profitability objectives.
Mr. Morrison is also eligible to stock options under the Company's Stock Option Plan, a monthly car allowance and expense reimbursements.

Stock Option Plan

   The Company's 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan") provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs") and deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards ("Awards"). The Stock Option Plan is administered by the Board of Directors or a committee of the Directors (the "Administrator"). ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries, and to the Directors, officers and key employees of IFC. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the Stock Option Plan was August 31, 1995.

   Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option Plan currently authorizes the grant of options to purchase, and Awards of, up to 1,200,000 shares. As of March 31, 2000, 332,951 shares underlying options were available for grant. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

   The exercise price of any option granted under the Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the Stock Option Plan, (3) cancellation of indebtedness owed by the Company to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

   Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to Board of Directors' approval, in connection with the exercise of stock options granted under the Stock Option Plan. See "--Stock Option Loan Plan." If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

   Unless previously terminated by the Board of Directors, no options or Awards may be granted under the Stock Option Plan after August 31, 2005.

   Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

   Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company. To ensure that the Company qualifies as a REIT, the Stock Option Plan provides that no options may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of the outstanding shares of Common Stock of the Company.

   Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

   The Board of Directors may from time to time revise or amend the Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

   In the event of a change in control, all stock options, any stock appreciation rights outstanding for at least six months, restricted stock, deferred stock and performance share awards will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price." Furthermore, any indebtedness incurred in connection with the Stock Option Plan will be forgiven. A "change of control" generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of the Company's assets. The "change of control price" generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which the Company's Common Stock is listed at any time preceding the 60 day period as determined by the Administrator.

Stock Option Loan Plan

   In December 1996, the Board of Directors adopted the 1996 Stock Option Loan Plan (the "Loan Plan") under which loans may be made to officers, directors and key employees of the Company and IFC in connection with the exercise of stock options granted under the Stock Option Plan. Under the Loan Plan, the principal of any loan may not exceed the sum of (x) the exercise price less the par value of the shares of Common Stock covered by the stock option exercised by the holder and (y) any federal, state, or local income tax attributable to such exercise. Any loan proceeds must be paid directly to the Company in connection with the exercise of such options. Loans may be extended for a period of five years and can be extended annually for up to two more years, but in no event may the term be longer than seven years, including extensions. The interest rate on each loan is approved by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Code. The loans under the Loan Plan are evidenced by a promissory note, are full recourse and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of the Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds realized from such sale or transfer. The principal and interest on the loans made under the Loan Plan are payable quarterly only upon the payment of dividends by the Company to holders of its Common Stock. The loans may be prepaid without penalty at any time.

   The following table sets forth information as of December 31, 1999 relating to loans made by IMH to certain directors of IMH under the Loan Plan in connection with the exercise of stock options under the Stock Option Plan.

                                            Balance at
                                           December 31, Highest Balance Interest
Name                                           1999       During 1999     Rate
----                                       ------------ --------------- --------
James Walsh...............................   $200,877      $208,144       4.52%
Frank P. Filipps..........................    200,926       203,979       4.52%
Stephan R. Peers..........................    200,877       203,932       4.52%
                                             --------      --------
  Total...................................   $602,680      $616,055
                                             ========      ========

401(k) Plan

   The Company participates in the ICII contributory retirement plan ("401(k) Plan") for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 2% to 14% of his or her salary, and the Company will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

   Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions, on the first 4% of the employee's deferrals. Company matching contributions will be made as of December 31st of each year. The Company recorded approximately $135,000 for matching and discretionary contributions during 1999.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee and Audit Committee each consist of Messrs. Walsh, Filipps and Peers. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IMH, nor was any member of the Compensation Committee formerly an officer of IMH. See "Certain Relationship and Related Transactions" for a description of transactions with Messrs. Walsh for the year ended December 31, 1999.

   H. Wayne Snavely, who resigned in March 1999 as a Director of the Company and was a member of the Company's Compensation Committee, is also Chairman and Chief Executive Officer of ICII. See "Certain Relationships and Related Transactions--Relationships with ICII."

                      REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee of the Company's Board of Directors administers the policies governing the Company's executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company's Board of Directors. The Compensation Committee is comprised solely of non-employee directors.

   The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company's competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

   The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company's industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance.

   Each executive officer's compensation is comprised of three principal components: base salary, bonus and stock options or Awards granted pursuant to the Company's Stock Option Plan. Base salary and bonus are determined by the executive officer's employment agreement with IFC and are reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary. Each executive officer, including the Chief Executive Officer, is entitled to a bonus (excluding Mr. Morrison) consisting of a quarterly bonus equal to the aggregate dividend such executive officer would have received from the Company on shares of Common Stock underlying unexercised stock options held by such officer, and the Incentive Compensation as described in "Executive Compensation--Employment Agreements." None of the officers received this bonus during 1999 as the criteria was not achieved. In addition, Messrs. Tomkinson and Ashmore were entitled to a quarterly performance bonus based on a percentage of the amount of loans acquired by IFC per quarter. The Compensation Committee believes that the total compensation package of the executive officers should be linked to such factors as return on equity and to the total return of the Company's stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. The Company uses stock options to align the long-range interest of its executive officers with the interests of stockholders. The amount of stock options that is granted to executive officers is determined by taking into consideration the officer's position with the Company, overall individual performance, the Company's performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. The Compensation Committee applies the foregoing principles and policies in examining the compensation of Joseph R. Tomkinson, the Company's Chief Executive Officer. The Compensation Committee believes that Mr. Tomkinson, as Chief Executive Officer, significantly and directly influences the Company's overall performance.

   Section 162(m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in 1999 to the Named Executive Officers was deductible.

   The Committee will review the Company's existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

   The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added stockholder value.

                             COMPENSATION COMMITTEE

                          James Walsh
                          Stephan R. Peers
                          Frank P. Filipps

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock, the S&P 500 Stock Index and an index average of the Company's peer group, composed of comparable publicly-traded companies in the mortgage banking business, in each case for the period commencing on November 21, 1995 through December 31, 1999. Such peer group includes Capstead Mortgage Corporation, IndyMac Mortgage Holdings, Inc. (formerly INMC Mortgage Holdings, Inc.), Thornburg Mortgage Asset Corporation, Redwood Trust, Inc., Dynex Capital, Inc. and Hanover Capital Mortgage Holdings, Inc. The graph assumes $100 invested on November 21, 1995 in the Company's Common Stock, the S&P 500 Stock Index and the Stock Index of the peer group and that all dividends were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

               COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY,
                          PEER GROUP AND BROAD MARKET

                                          FISCAL YEAR ENDING
                      ----------------------------------------------------------
COMPANY/INDEX/MARKET  11/21/95  12/29/95  12/31/96  12/31/97  12/31/98  12/31/99
Impac Mortgage
 Holdings             100.00     101.92    206.84    257.39    78.25     78.46
Peer Group            100.00     109.04    172.71    169.97    67.86     72.42
500 Index             100.00     101.93    125.33    167.15   214.91    260.14

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Executive officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were satisfied by such persons, except for William S. Ashmore who filed late a Form 4 with respect to an open market purchase of 2,100 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with ICH

   Until May 1999, RAI Advisors, LLC ("RAI") was the manager of ICH and officers of the Company were also officers and, in some cases, directors of ICH. Many of the affiliates of IMH, RAI and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a Director, was a one-third owner of RAI, an owner of one-third of the common stock of IFC and, until May 1999, was the Chief Executive Officer and Chairman of the Board of ICH. Mr. Tomkinson is currently a director of ICH. William S. Ashmore, IMH's President, Chief Operating Officer and a Director and IFC's President and a director, was a one-third owner of RAI, an owner of one-third of the common stock of IFC and, until May 1999, was the President and Chief Operating Officer of ICH. Richard J. Johnson, IMH's Executive Vice President and Chief Financial Officer and Executive Vice President, Chief Financial Officer and a director of IFC, was a one-third owner of RAI, an owner of one-third of the common stock of IFC and, until May 1999, was Executive Vice President, Chief Financial Officer and Treasurer of ICH. Each of James Walsh and Stephan R. Peers, Directors of IMH, were directors of ICH until May 1999. Frank P. Fillips is currently a director of ICH.

   In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC. Messrs. Tomkinson, Ashmore and Johnson received their shares of IFC Common Stock from ICII.

 RAI Management Agreement

   Until May 1999, the oversight of the day-to-day operations of ICH was conducted by RAI pursuant to a Management Agreement (the "RAI Management Agreement") entered into in August 1997. The former officers of RAI, Joseph R. Tomkinson, William S. Ashmore, and Richard J. Johnson, are also officers of IMH and IFC. RAI was owned one-third by Joseph R. Tomkinson, one-third by William
S. Ashmore, and one-third by Richard J. Johnson.

 Employment Agreements

   In August 1997, each of Messrs. Tomkinson, Ashmore and Johnson modified his employment agreement with IFC to allow him to become an officer of RAI (and of ICH and ICCC). Until May 1999, ICH reimbursed RAI, who reimbursed IFC, on a dollar for dollar basis (including the service charge referenced below), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. See "Executive Compensation" for a description of compensation paid to these officers. ICH reimbursed RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to IFC for costs and services under any submanagement agreement between IFC, and RAI paid all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from ICH; no such 15% service charge was paid to third party service providers other than IFC. For the first three years of the RAI Management Agreement, there was a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to IFC. In May 1999, the RAI Management Agreement was terminated. See "-- Submanagement Agreement" below for costs charged by IFC.

 Submanagement Agreement

   In August 1997, IFC entered into a Submanagement Agreement with RAI under which IMH and IFC provided various services to ICH as RAI deemed necessary, including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable. IFC charged RAI for these services based upon usage which management believed were reasonable. IFC was paid for the services rendered on a dollar for dollar basis plus a 15% service charge to the extent the services were rendered under the RAI Management Agreement. The Submanagement Agreement was terminated in May 1999 and IFC entered into a new submanagement agreement with FIC Management, Inc., pursuant to which IFC currently provides services to ICH. Total cost allocations IFC charged to RAI (which then charged ICH and ICCC under the RAI Management Agreement) for the year ended December 31, 1999 were approximately $521,000.

   IMH and IWLG were allocated data processing, executive and operations management, and accounting services that IFC incurred during the normal course of business under the Submanagement Agreement with RAI. IFC charged IMH and IWLG for these services based upon usage, which management believes was reasonable. Total cost allocations charged to IMH and IWLG by IFC for the year ended December 31, 1999 were $1.2 million.

 Right of First Refusal Agreement

   In August 1997, RAI, ICH, ICCC, IMH and IFC entered into a ten-year Right of First Refusal Agreement, which was terminated in May 1999. Pursuant to this Agreement, RAI had agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which was offered to it on behalf of the Company, ICH or any Affiliated REIT would have first been offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most closely aligned with such Investment Opportunity. In addition, both IMH and IFC on the one hand, and ICH and ICCC on the other, agreed that any Investment Opportunity offered to either of them which would have fallen outside the scope of its Initial Primary Business should have been offered to the Principal Party. Should the Principal Party declined to take advantage of an Investment Opportunity offered to RAI, RAI would have made an independent evaluation of which REIT's business was more greatly enhanced by such Investment Opportunity. Should all of said REITs declined to take advantage of an Investment Opportunity offered to a REIT which was a party to the Right of First Refusal Agreement, such REIT would have then be free to pursue the Investment Opportunity.

 Credit Arrangements

   IMH maintained an uncommitted $900.0 million warehouse financing facility with ICCC which has expired. The margins on the warehouse line agreement were at 8.0% of the fair market value of the collateral provided. Advances under the warehouse facilities bore interest at Bank of America's prime rate. The largest aggregate balance outstanding during the year ended December 31, 1999 was $4.0 million.

 Lease of Dove Street Property

   Until October 1999, IMH leased from ICH approximately 74,000 square feet of office space located in Newport Beach, California with monthly lease payments of $148,000. The majority of the monthly lease expense was allocated to IFC. For the year ended December 31, 1999, the Company paid an aggregate of $1.1 million under the lease. In October 1999, ICH sold the property and the Company has a new lease with the current owner.

Relationships with ICII

 General

   ICII is a publicly-traded company whose shares of common stock are listed on the Nasdaq National Market. Imperial Credit Advisors, Inc. ("ICAI") is a wholly-owned subsidiary of ICII. In addition, H. Wayne Snavely, who resigned as a Director of IMH in March 1999, is Chairman and Chief Executive Officer of ICII. IMH currently utilizes ICAI as a resource for human resources services. See "--Services Agreement with ICAI."

 Sublease with ICII

   In 1995, the Company entered into a sublease with ICII to lease a portion of its facilities as the Company's executive offices and administrative facilities. The Company believes that the terms of the sublease were at least as favorable as could have been obtained from an unaffiliated third party. For the year ended December 31, 1999, $95,200 was paid by the Company to ICII under the sublease, of which $65,900 was allocated to IFC. The sublease expired in February 1999 and was maintained on a monthly basis while the Company relocated to its current address at the Dove Street property. The Company terminated the sublease with ICII in March 1999.

 Tax Agreement

   In November 1995, IMH entered into a Tax Agreement with ICII for the purposes of (1) providing for filing certain tax returns, (2) allocating certain tax liability and (3) establishing procedures for certain audits and contests of tax liability.

   Under the Tax Agreement, ICII agreed to indemnify and hold IMH harmless from any tax liability attributable to periods ending on or before November 20, 1995, in excess of such taxes as IMH has already paid or provided for. For periods ending after November 20, 1995, IMH will pay its tax liability directly to the appropriate taxing authorities. To the extent (1) there are audit adjustments that result in a tax detriment to IMH or (2) IMH incurs losses that are carried back to an earlier year and any such adjustment described in (1) or loss described in (2) results in a tax benefit to ICII or its affiliates, then ICII will pay to IMH an amount equal to the tax benefit as that benefit is realized. ICII agrees to indemnify IMH for any liability associated with the contribution of the preferred stock of IFC and certain operational assets of Southern Pacific Bank's ("SPB") warehouse lending division or any liability arising out of the filing of a federal consolidated return by ICII or any return filed with any state or local counterpart liability. To the extent there are audit adjustments that result in any tax detriment to ICII or any of its affiliates with respect to any period ending on or before November 20, 1995, as a result thereof, IMH for any taxable period after November 20, 1995 realizes a tax benefit, then IMH shall pay to ICII the amount of such benefit at such time or times as IMH actually realizes such benefit.

   ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before November 20, 1995, although ICII cannot compromise or settle any issue that increases IMH's liability without first obtaining the consent of IMH. IMH generally controls all other audits and administrative and judicial proceedings.

 Services Agreement with ICAI

   In connection with the termination of ICAI's management services in December 1997, the Company entered into a services agreement with ICAI. Under the agreement, ICAI provides certain human resource and data and phone communication services based on an arranged fee. The service agreement was extended until December 2001. For the year ended December 31, 1999, IMH was charged $11,000 and IFC was charged $180,000 for these services.

Relationships with Affiliates

 Sub-Servicing Agreements

   IFC acts as a servicer of mortgage loans acquired on a "servicing-released" basis by the Company in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement, which became effective on November 20, 1995. IFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

 Credit Arrangements

   IWLG provides a $600.0 million warehouse financing facility to IFC. Advances under the warehouse facility bear interest at Bank of America's prime rate, which was 9.0% at March 31, 2000. The largest aggregate balance outstanding during 1999 was $446.6 million at a rate of 8.5%. As of March 31, 2000, there was $101.2 million outstanding.

   IMH had a reverse repurchase agreement with a commercial bank, which is an affiliate of ICII, whereby IMH could borrow up to a maximum amount of $10.0 million for general working capital needs. Advances under the reverse repurchase agreement were at an interest rate of LIBOR plus 2.00%, with interest paid monthly. During the year ended December 31, 1999, the largest balance outstanding was $10.0 million.

   During the normal course of business, IMH may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due from affiliates" while borrowings are reflected as "Due to affiliates" on IMH's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. As of December 31, 1999, none was due from affiliates and due to affiliates was $2.9 million.

   During the normal course of business, IFC may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due from affiliates" while borrowings are reflected as "Due to affiliates" on IFC's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. As of December 31, 1999, due from affiliates was $4.3 million and due to affiliates was $977,000.

   Included in "Due to affiliates" and "Due from affiliates" is an advance of $14.5 million in cash from IMH to IFC at an interest rate of 9.50% per annum due June 30, 2004, in exchange for an interest only note to fund the operations of IFC and other strategic opportunities deemed appropriate by IFC.

 Arrangements with Walsh Securities

   In March 1997, IWLG extended a $5.0 million line of credit to Walsh Securities, Inc. ("Walsh Securities"), which James Walsh, a Director of the Company, was Executive Vice President. The line of credit was increased to $7.5 million in November 1997. Advances under the line of credit bear interest at a rate determined at the time of each advance. During the year ended December 31, 1999, the largest aggregate balance outstanding to Walsh Securities was $746,000 at an interest rate of 9.0%. As of March 31, 2000, no amounts were outstanding under the line of credit.

   In December 1998, IFC entered into an agreement for a period of six months to purchase certain mortgage loans from Walsh Securities, and IWLG would finance the origination of the loans by Walsh Securities. The agreement also gave IFC an option to purchase Impac Lending Group ("ILG"), an origination division of Walsh Securities, for $1,000. IFC and Walsh Securities also entered into a Support Agreement whereby Walsh Securities established ILG and IFC agreed to pay for all costs and expenses incurred in the operation of ILG, including employees, providing office space and business equipment for a fee, and providing management services to ILG. Furthermore, IWLG would provide a $22.0 million finance facility to ILG. IFC purchased ILG in December 1999.

   In January 1999, IFC and Walsh Securities entered into an agreement with a commercial lender whereby IFC agreed to finance the origination of loans, replacing the commercial lender, for Walsh Securities. IFC also agreed to purchase all loans not sold by Walsh Securities to third parties by February 16, 1999.

   During the year ended December 31, 1999, IFC acquired $5.4 million of mortgage loans from Walsh Securities.

   IWLG maintains a warehouse financing facility with Walsh Securities. Advances under the line of credit bear interest at a rate determined at the time of each advance. During 1999, the largest aggregate balance outstanding was $34.2 million at an interest rate of 8.25%. As of March 31, 2000, finance receivables outstanding to Walsh Securities was none.

 Purchase of Mortgage-Backed Securities

   During the year ended December 31, 1999, the Company purchased $22.0 million of mortgage-backed securities issued by IFC for $18.3 million, net of discounts of $3.7 million. IFC issued mortgage-backed securities during 1999 in connection with its REMIC securitizations.

 Purchase of Mortgage Loans

   During the year ended December 31, 1999, the Company purchased from IFC mortgage loans having a principal balance of $637.4 million, including premiums of $877,000. Servicing rights on all mortgages purchased by IMH were retained by IFC.

   During the year ended December 31, 1999, IFC purchased from IMH mortgage loans having a principal balance of $10.8 million including premiums of $294,000.

   During the year ended December 31, 1999, IFC acquired $89.2 million of mortgage loans from ILG.

 Indebtedness of Management

   In connection with the exercise of stock options by certain directors of the Company, the Company made loans secured by the related stock. The loans were made for a five-year term with a current interest rate of 4.52%. Interest on the loans is payable quarterly upon receipt of the dividend payment and the interest rate is set annually by the Compensation Committee. At each dividend payment date, 50% of excess quarterly stock dividends, after applying the dividend payment to interest due, is required to reduce the principal balance outstanding on the loans. The interest rate on these loans adjusts annually at the discretion of the Board of Directors. As of December 31, 1999, total notes receivable from common stock sales was approximately $602,680. See "Executive Compensation--Stock Option Loan Plan."

General

   The Company may, from time to time, enter into additional transactions in the ordinary course of business with institutions with which certain of the affiliated directors are employed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of the Record Date by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Company's executive officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                        Number of Shares  Percentage of Shares
     Name of Beneficial Owner          Beneficially Owned  Beneficially Owned
     ------------------------          ------------------ --------------------
Wellington Management Company, LLP
 (1)..................................     1,498,750              6.82%
Joseph R. Tomkinson (2)...............       354,783              1.62%
William S. Ashmore (3)................       215,528                 *
Richard J. Johnson (4)................       127,020                 *
Ronald M. Morrison (5)................        10,748                 *
James Walsh (6).......................        55,000                 *
Frank P. Filipps (6)..................        55,000                 *
Stephan R. Peers (6)..................        55,000                 *
All Directors and executive officers
 as a group (8 persons) (7)...........       873,079              3.97%

--------
 * less than 1%

(1) Based on a Schedule 13G filed on February 10, 1998. Wellington Management, LLP has shared voting power as to 1,131,9000 shares and shared dispositive power as to 1,498,750 shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(2) Includes options to purchase 250,000 shares, which are currently exercisable.

(3) Includes (i) options to purchase 145,000 shares, which are currently exercisable, (ii) 10,765 shares held in a profit sharing plan with Mr. Ashmore and his wife as trustees, (iii) 34,000 shares held in trust with Mr. Ashmore and his wife as trustees, and (iv) 925 shares held as custodian for a child.

(4) Includes options to purchase 62,500 shares, which are currently exercisable.

(5) Includes options to purchase 10,153 shares, which are currently exercisable, and 100 shares held as custodian for a child.

(6) Includes options to purchase 32,500 shares, which are currently exercisable, and 22,500 shares, which are pledged to the Company pursuant to the Loan Plan.

(7) Includes options to purchase a total of 563,153 shares, which are currently exercisable.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors of the Company has selected and appointed KPMG LLP to act as the Company's independent auditors for the year ending December 31, 2000. In recognition of the important role of the independent auditors, the Board of Directors has determined that its selection of such auditors should be submitted to the stockholders for review and ratification on an annual basis.

   KPMG LLP has examined the financial statements of the Company since its inception. Management is satisfied with their performance to date.

   The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent auditors on short notice, if the proposal is not approved, it is contemplated that the appointment of KPMG LLP for 2000 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent auditors for the following year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS

   Stockholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2001 annual meeting of stockholders, they must deliver a written copy of their proposal no later than February 5, 2001. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2001 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with the Company's bylaws, deliver a copy of their proposal no later than the close of business on May 26, 2001 nor earlier than April 26, 2001. In either case, proposals should be delivered to 1401 Dove Street, Newport Beach, California 92660, Attention: Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail return receipt requested.

                                 OTHER BUSINESS

   The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

                                          By Order of the Board of Directors


                                          /s/ RONALD M. MORRISON

                                          Ronald M. Morrison, Secretary

Dated: June 5, 2000
Newport Beach, California

                         IMPAC MORTGAGE HOLDINGS, INC.

                               1401 Dove Street
                        Newport Beach, California 92660
                   Proxy for Annual Meeting of Stockholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph R. Tomkinson and Richard J. Johnson, and each of them, as proxy holders, each with the power to designate a substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of Impac Mortgage Holdings, Inc. held of record by the undersigned on April 28, 2000, at the Annual Meeting of Stockholders to be held on July 25, 2000 at 9:00 a.m. or any adjournments thereof. At their discretion, the proxy holders are authorized to vote such shares of Common Stock upon such other business as may properly come before the Annual Meeting.

     This proxy, when properly executed, will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal.

     Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

                        (To be Signed on Reverse Side)

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A[x] Please mark your
     votes as in this
     example.                      FOR all nominees             WITHHOLD
                                       listed at                AUTHORITY
1. Election of five                right, except as         for all nominees
   directors listed at               marked below             listed below
   right with terms expiring  in          [_]                       [_]
   2001 at the Annual Meeting.

INSTRUCTIONS: To withhold a vote for an individual nominee(s), write the name of such nominee(s) in the space provided below. Your shares will be voted for the remaining nominee(s).

--------------------------------------------------------------------------------

Nominees: Joseph R. Tomkinson
          William S. Ashmore
          James Walsh
          Frank P. Filipps
          Stephan R. Peers



                                         FOR        AGAINST        ABSTAIN
2. Approval of KPMG LLP as the           [_]          [_]            [_]
   Company's independent auditors
   for the fiscal year ending
   December 31, 2000.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2. A VOTE "FOR" ALL DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OF NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.



Stockholder ___________________________________________  Dated: __________, 2000

Signature (if held jointly) ___________________________  Dated: __________, 2000

NOTE: Please sign as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.